UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Soliciting Material Pursuant to § 240.14a-12

HOUSEVALUES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 31, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of HouseValues, Inc. (“HouseValues”) which will be held on May 31, 2006 at 10:00 a.m. local time at HouseValues’ principal executive offices located at 11332 NE 122nd Way, Kirkland, WA 98034. Only shareholders of record at the close of business on the record date, April 5, 2006, are entitled to vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you to:

•	elect two directors to our Board of Directors to serve for terms as more fully described in the accompanying Proxy Statement; and

•	transact any other business properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTORS DESCRIBED IN THE PROXY STATEMENT.

To assure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the Annual Meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the Annual Meeting.

By Order of the Board of Directors,

Gregg I. Eskenazi
General Counsel and Secretary

April 19, 2006

HOUSEVALUES, INC.

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of HouseValues, Inc. (“HouseValues”) of proxies for use at the Annual Meeting of Shareholders to be held at HouseValues’ principal executive offices located at 11332 NE 122nd Way, Kirkland, WA 98034 at 10:00 a.m. local time on May 31, 2006, or at any adjournment or postponement thereof, for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that this proxy statement and the accompanying proxy card will be mailed to shareholders on or about April 19, 2006.

Record Date and Outstanding Shares

Only shareholders who owned our common stock at the close of business on the record date, April 5, 2006, are entitled to notice of and to vote at the Annual Meeting. On that date, 25,852,075 shares of common stock were issued and outstanding.

Revocability of Proxies

If you give your proxy card to us, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of HouseValues in writing before the Annual Meeting;

•	delivering to the Secretary of HouseValues before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct business. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

For the proposal relating to the election of directors, the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors.

You are entitled to one vote for each share of common stock you hold. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of

Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

Other than for purposes of determining the presence of a quorum, abstentions and broker nonvotes will have no effect on the proposals to be voted on at the Annual Meeting because they will not represent votes cast at the Annual Meeting for the purposes of voting on such proposals. Broker nonvotes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

Proxies may be solicited by certain of our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. HouseValues will bear any costs relating to such solicitation of proxies. In addition, HouseValues may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board of Directors shall be composed of not less than five nor more than ten directors, the specific number to be set by resolution of the Board of Directors.

The Board of Directors is currently composed of seven directors, divided into three classes as follows: three Class 1 directors, two Class 2 directors and two Class 3 directors. Directors will be elected for three-year terms that are staggered such that approximately one-third of the directors are elected each year. Generally, one class of directors will be elected each year by our shareholders. Each director will hold office until the election and qualification of his or her successor or upon earlier resignation or removal. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that as nearly as possible each class will consist of an equal number of directors, to the extent permitted under our Bylaws and Washington law. This year, the terms of two Class 2 directors expire. Accordingly, two nominees for the Board of Directors will be elected at the Annual Meeting to serve as Class 2 directors for three-year terms expiring in 2009.

Biographical information regarding each of the nominees for the Board of Directors is set forth below. The names of directors whose terms will continue after the Annual Meeting are also listed below. Ages listed are as of April 19, 2006.

The Board of Directors has no reason to believe that the nominees named below will be unable to serve as directors. If, however, any nominee should be unwilling or unable to serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominees as may be designated by the Board of Directors.

Unless authority to do so is withheld, the persons named as proxies on the accompanying proxy card will vote “FOR” the election of the nominees listed below.

Class 2 Nominees Standing for Elections—Terms Expiring in 2009

Robert D. Blank, age 47, has served as a director since April 2004. Mr. Blank has served as a Managing Director of William Blair Capital Partners, a private equity investment firm, since July 1998. Mr. Blank also serves as a Managing Director of Chicago Growth Partners, a private equity investment firm recently co-founded by Mr. Blank. Mr. Blank serves as a director of a number of privately held companies. Mr. Blank holds an M.B.A. from Northwestern University and a B.A. from Miami University.

Nicolas J. Hanauer, age 46, has served as a director since December 2000. Since March 2000, Mr. Hanauer has served as a partner with Second Avenue Partners, a venture capital fund which he co-founded. In 2000, Mr. Hanauer also founded and served as Chairman of Gear.com, an online sporting goods company, until its merger with Overstock.com in 2001. In addition, since 2001, Mr. Hanauer has been Co-Chairman and Chief Executive Officer of Pacific Coast Feather Company, a pillow and bedding manufacturing company. From 2000 to 2001, Mr. Hanauer served as Chief Strategy Officer of Pacific Coast Feather Company, and from 1990 to 2000, Mr. Hanauer served as their Executive Vice President, Sales and Marketing. In 1997, Mr. Hanauer co-founded aQuantive, Inc. (formerly Avenue A, Inc.), an Internet media company, where he served as Chief Executive Officer from June 1998 to September 1999. Mr. Hanauer currently serves as Chairman of the Board of aQuantive, Inc. and a number of privately held companies. Mr. Hanauer holds a B.A. from the University of Washington.

The Board of Directors unanimously recommends a vote “FOR” each nominee.

DIRECTORS CONTINUING IN OFFICE

Class 3—Terms Expiring in 2007

Frank M. (“Pete”) Higgins, age 48, has served as a director since April 2004. Since March 2000, Mr. Higgins has served as a partner with Second Avenue Partners, a venture capital fund which he co-founded. From 1983 to 1999, Mr. Higgins worked for Microsoft, most recently as Group Vice President of the Interactive Media Group. Mr. Higgins is a director of Advanced Digital Information Corporation and a number of privately held companies. Mr. Higgins also serves on the Board of Trustees of Stanford University. Mr. Higgins holds an M.B.A. from Stanford Business School and a B.A. from Stanford University.

Mark S. Powell, age 47, founded HouseValues in May 1999. Mr. Powell served as our Chief Executive Officer from May 1999 through June 2003 and our President from May 1999 through January 2004. He has served as our Chairman of the Board since June 2003. From 1996 through 1999, Mr. Powell served as a real estate agent at Windermere Real Estate, a real estate brokerage firm. Prior to his work in the real estate industry, Mr. Powell worked for eight years at Valpak Direct Marketing Systems, Inc., a direct response marketing company, where he served as an account executive and a regular speaker at direct response marketing conventions, and he served for four years in the United States Coast Guard. Mr. Powell attended Boise State University.

Class 1 Nominees—Terms Expiring in 2008

Jon W. Gacek, age 44, has served as a director since November 2004. Mr. Gacek currently serves as Chief Financial Officer and Executive Vice President—Finance and Operations of Advanced Digital Information Corporation, a publicly traded company that provides network storage subsystems, which he joined in November 1999. From 1996 to 1999, Mr. Gacek served as a partner at PricewaterhouseCoopers LLP, registered public accounting firm. Since September 2002, he has served as a director of Loud Technologies, Inc., a publicly traded musical equipment, manufacturing and recording company and is a member of the audit committee of the board of directors of Loud Technologies, Inc. Mr. Gacek holds a B.A. from Western Washington University.

Richard A. Mendenhall, age 61, has served as a director since August 2004. Mr. Mendenhall has co-owned WMWorks, LLC, a real estate consulting firm, since 2004, and Resource Home Loans, a real estate mortgage firm, since 1995. Since 1991, Mr. Mendenhall has owned and served as a broker in a variety of real estate brokerage firms affiliated with RE/MAX International, Inc., a global real estate agency network. Since 1974, Mr. Mendenhall has owned Boone Realty Corporation, a real estate commercial brokerage firm. Mr. Mendenhall served as President of the National Association of Realtors in 2001. He also serves as director of a number of privately held companies. Mr. Mendenhall holds an M.A. and a B.S. from the University of Missouri.

Ian Morris, age 37, has served as our Chief Executive Officer since June 2003 and a director since April 2004. Mr. Morris also served as our President from April 2004 through May 10, 2005. Mr. Morris joined HouseValues in June 2002 as Executive Vice-President of Marketing and Business Development and served as our Chief Operating Officer from September 2002 to May 2003. From 1997 to 2002, Mr. Morris served in a variety of positions for MSN HomeAdvisor, the online real estate business of Microsoft Corporation, a software and technology company, including Director of Marketing, Group Manager and General Manager. Mr. Morris holds an M.B.A. from Harvard Business School and a B.S. from Bryant College.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between HouseValues and each of its directors and has determined that all of the directors other than Mr. Powell, who formerly served as our Chief Executive Officer and currently serves as Chairman of the Board, and Mr. Morris, who currently serves as our Chief Executive Officer, are “independent” as that term is defined in the listing standards of the Nasdaq National Market.

Board Attendance

During 2005, there were eight meetings of the Board of Directors. The Board of Directors acted twice by written consent in 2005. Except for Mr. Mendenhall, each of our directors attended, during the term of his directorship, at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by each of the committees on which he served. HouseValues does not have a formal policy with regard to director attendance at its Annual Meeting of Shareholders, but strongly encourages each director to attend, barring unavoidable scheduling conflicts. Three directors attended the 2005 annual meeting of shareholders.

Executive Sessions

Independent directors meet in executive session on a regular basis, generally on the same date as each scheduled Board meeting. Shareholders may communicate with the non-management directors of the Board through the procedures described under the section of this proxy statement, “Shareholder Communications with the Board.”

Director Compensation

On February 8, 2006, the Board of Directors, upon the recommendation of the Compensation Committee, approved an equity compensation program for its non-employee directors (the “NED Program”). Under the NED

Program, each non-employee director was granted a nonqualified stock option to purchase 12,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. In addition, each non-employee director in January of each calendar year, commencing January 2007, is entitled to receive under the NED Program a nonqualified stock option to purchase 10,000 shares of our common stock. The options granted under the NED Program are to be issued under our 2004 Equity Incentive Plan, will vest in full one year from the vesting base date and the unvested portion of such options will automatically become fully vested and exercisable in the event of certain corporate transactions, such as a merger or sale of assets.

On May 10, 2005, the Board of Directors, upon the recommendation of the Compensation Committee, approved a new compensation plan for its non-employee directors, effective July 1, 2005. Under the new plan, each non-employee director of the Company is entitled to receive cash remuneration as follows: non-employee directors will receive an annual retainer of $12,000 ($22,000 for the Chair of the Audit Committee, $16,000 for the Chair of the Compensation Committee and $13,000 for the Chair of the Nominating and Corporate Governance Committee), paid in quarterly installments, in addition to a fee of $1,000 for each Board meeting attended in person and $250 for participation in a telephonic Board meeting. Non-employee Board committee members will also receive $500 for each committee meeting attended in person and $250 for participating in each telephonic committee meeting.

In connection with Mr. Mendenhall’s appointment to our Board of Directors in August 2004, we granted him an option to acquire 20,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant as determined by the Board of Directors. Such options are subject to a four-year vesting period, with 6.25% vesting at the completion of each quarter, subject to his continued service on the Board of Directors. In connection with Mr. Gacek’s appointment to our Board of Directors in November 2004, we granted him an option to acquire 50,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant as determined by the Board of Directors. Such options are subject to a four-year vesting period, with 6.25% vesting at the completion of each quarter, subject to his continued service on the Board of Directors.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee is composed of Messrs. Hanauer, Higgins and Gacek, none of whom is a member of our management team. The Audit Committee assists the Board of Directors by overseeing our accounting and financial reporting processes and the audits of our financial statements and reviewing the financial information to be provided to our shareholders and others. Among other duties specified in its written charter, the Audit Committee:

•	selects, appoints and oversees the outside independent registered public accounting firm (auditor), resolves disagreements between management and the outside auditor regarding financial reporting, approves the compensation of the outside auditor, and, as necessary, reviews and approves the discharge of the outside auditor;

•	pre-approves all audit and permissible non-audit services provided by our independent auditors;

•	considers and reviews with management any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in internal control; and

•	reviews our audited financial statements, filing of reports with the Securities and Exchange Commission and earnings press releases prior to issuance, filing or publication.

Each of the Audit Committee members is independent in accordance with applicable Securities and Exchange Commission and Nasdaq National Market listing standards. Our Board of Directors has determined that Mr. Gacek qualifies as an “audit committee financial expert” as defined under applicable rules of the Securities and Exchange Commission. In making this determination, our Board of Directors considered Mr. Gacek’s experience as a former partner of PricewaterhouseCoopers LLP and as a chief financial officer of a public company. The other members of our Audit Committee satisfy the financial literacy requirements for audit committee members under such rules and regulations.

The Audit Committee held six meetings in 2005 and took action by written consent once.

A copy of the Audit Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations Section.

Compensation Committee

Our Compensation Committee is composed of Messrs. Hanauer, Higgins and Mendenhall, none of whom is a member of our management team. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of our executive officers. The Compensation Committee has overall responsibility for approving and evaluating compensation plans, policies and programs for our executive officers. Among other duties specified in its written charter, the Compensation Committee:

•	develops executive compensation philosophy and establishes and annually reviews and approves policies regarding executive compensation programs and practices;

•	reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines the Chief Executive Officer’s compensation based on this evaluation;

•	reviews and approves annual compensation for the other executive officers;

•	establishes and administers annual and long-term incentive compensation plans for executive officers; and

•	administers our 1999 Stock Incentive Plan and 2004 Equity Incentive Plan.

Each of the Compensation Committee members is independent in accordance with applicable listing standards of the Nasdaq National Market.

The Compensation Committee held four meetings and took action by written consent twice in 2005.

A copy of the Compensation Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Messrs. Blank, Mendenhall and Gacek, none of whom is a member of our management team. The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become members of the Board of Directors;

•	approve and recommend director candidates to the Board of Directors;

•	develop, update as necessary and recommend to the Board of Directors corporate governance principles and policies applicable to us and monitor compliance with such principles and policies; and

•	establish, coordinate and review with the Board of Directors criteria and methods for evaluating board effectiveness.

Each of the Nominating and Corporate Governance Committee members is independent in accordance with applicable listing standards of the Nasdaq National Market.

The Nominating and Corporate Governance Committee held no meetings and took action by written consent once in 2005.

A copy of the Nominating and Corporate Governance Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Director Nominations and Qualifications

In accordance with our Amended and Restated Bylaws, to nominate a director for election to the Board of Directors at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination to the Secretary of HouseValues not fewer than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice of director nominations by a shareholder must be delivered not more than 90 days nor less than the later of (a) the 60th day prior to such annual meeting or (b) the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made.

The notice of a shareholder’s intention to nominate a director must include: (a) the name and address of the shareholder; (b) a representation that the shareholder is entitled to vote at the meeting at which directors will be elected; (c) a statement of the number of HouseValues shares that are beneficially owned by the shareholder; (d) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (e) the following information with respect to the person nominated by the shareholder: (i) name and address; (ii) other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC; (iii) a description of any arrangements or understandings between the shareholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and (iv) the consent of each such nominee to serve as a director if elected.

The Chairman of the Board, other directors or senior management of HouseValues may also recommend director nominees. The Nominating and Corporate Governance Committee will evaluate director nominees, including nominees that are submitted by a shareholder, taking into consideration certain criteria including, among others, the nominee’s independence, diversity, professional and public company board and committee experience, industry knowledge, and accounting or financial skills and expertise. In addition, directors must have sufficient time available to carry out their Board duties and responsibilities effectively.

Shareholder Communications with the Board

Shareholders may contact an individual director or the Board of Directors collectively by directing written correspondence to HouseValues, Inc., c/o Corporate Secretary, at 11332 NE 122nd Way, Kirkland, WA 98034.

Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Shareholder communications sent by email are delivered directly to the Secretary of HouseValues, who will forward such communications to the specified director addressees. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2007 annual shareholders meeting should follow the procedures specified under “Shareholder Proposals for 2007” below. Shareholders wishing to nominate directors should follow the procedures specified under “Director Nominations and Qualifications.”

Code of Ethics

We have adopted a code of ethics that applies to our accounting and financial employees, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or controller, as well as a code of conduct applicable to all employees, officers and directors. These codes are posted on the corporate governance page of our website at http://www.housevaluesinc.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to or waiver from application of the code of ethics or code of conduct with respect to the covered persons by posting such information on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of our common stock as of March 10, 2006 for: (a) our Chief Executive Officer; (b) each of our named executive officers in the Summary Compensation Table below (other than our Chief Executive Officer); (c) each of our directors; (d) our directors and current executive officers as a group; and (e) each person or group that we know of who owns more than 5% of our common stock.

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable within 60 days of March 10, 2006 are deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

Name and Address of Beneficial Owner (1)	Outstanding Shares of Common Stock Beneficially Owned	Percent of Class (2)
Executive Officers and Directors
Robert D. Blank (3)	5,493,732	21.3%
Gregg I. Eskenazi (4)	63,750	*
Jon W. Gacek (5)	18,750	*
Nicolas J. Hanauer	1,536,672	5.9%
Ken Hansen (6)	34,875	*
Frank M. (“Pete”) Higgins	1,351,572	5.2%
Clayton W. Lewis (7)	80,625	*
Richard A. Mendenhall (8)	7,500	*
Ian Morris (9)	910,720	3.4%
Mark S. Powell (10)	2,820,079	10.9%
Thomas G. Romary	-0-	*
John Zdanowski (11)	103,125	*
All directors and executive officers as a group (11 persons) (12)	12,386,525	46.4%

Other Principal Shareholders
Barclays Global Investors, LTD (13) 1 Royal Mint Ct. London EC3N 4HH	1,542,237	6.0%

Credit Suisse Asset Management, LLC (14) 323 Railroad Avenue Greenwich, CT 06830	1,557,239	6.0%

Thomas W. Smith Scott J. Vassalluzzo (15) 323 Railroad Avenue Greenwich, CT 06830	1,702,500	6.6%

William Blair Capital Partners VII QP, L.P. William Blair Capital Partners VII, L.P (16) 303 West Madison Street, Suite 2500 Chicago, IL 60606	5,493,732	21.3%

*	Less than one percent
1.	Unless otherwise indicated, the business address of each of the shareholders named in this table is HouseValues, Inc., 11332 NE 122nd Way, Kirkland, WA 98034.

2.	Based on 25,837,053 shares outstanding as of March 10, 2006.
3.	Represents 5,289,861 shares of common stock held by William Blair Capital Partners VII QP, L.P. and 203,871 shares of common stock held by William Blair Capital Partners VII, L.P. Mr. Blank is a Managing Director of William Blair Capital Management VII, L.P. and, in this capacity, could be deemed to have beneficial ownership of the shares owned by William Blair Capital Partners VII QP, L.P. and William Blair Capital Partners VII, L.P.
4.	Includes 33,750 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2006.
5.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2006.
6.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2006.
7.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2006.
8.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2006.
9.	Includes 700,720 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2006.
10.	Includes 686,412 shares of common stock held by Boxstar, LLC, a Washington limited liability company, of which Mr. Powell is a co-member, and 60,000 shares of common stock issued in the name of Mr. Powell’s spouse.
11.	Includes 43,125 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2006.
12.	Includes 884,470 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 10, 2006.
13.	This information is based on Schedule 13G dated January 26, 2006, filed by Barclays Global Investors, LTD. According to the Schedule 13G, Barclays Global Investors, NA has sole voting power with respect to 1,318,891 shares and sole dispositive power with respect to 1,474,709 shares. Barclays Global Fund Advisors has sole voting and dispositive power with respect to 67,528 shares.
14.	This information is based on Schedule 13G dated February 24, 2006, filed by Credit Suisse Asset Management, LLC. According to the Schedule 13G, Credit Suisse Asset Management , LLC has sole voting power with respect to 1,521,039 shares and shared dispositive power with respect to 1,557,239 shares.
15.	This information is based on a Schedule 13G dated January 30, 2006 filed by Thomas W. Smith and Scott J. Vassalluzzo. According to the Schedule 13G, Mr. Smith and Mr. Vassalluzzo have shared voting and dispositive power with respect to the shares.
16.	Represents 5,289,861 shares of common stock held by William Blair Capital Partners VII QP, L.P. and 203,871 shares of common stock held by William Blair Capital Partners VII, L.P (such entities collectively referred to as the “WBCP Partnerships”). This information is based on a Form 4 dated March 14, 2006 filed by William Blair Capital Partners VII QP, L.P. with the SEC reporting beneficial ownership as of March 10, 2006. William Blair Capital Management VII, L.P. is the general partner of the WBCP Partnerships. William Blair Capital Management VII, L.L.C. is the general partner of William Blair Capital Management VII, L.P. William Blair Capital Management VII, L.L.C., through a seven-person board of managers composed of certain of its members, has voting and dispositive authority over the shares held by the WBCP Partnerships. Decisions of the board of managers are made by a majority vote of its members and, as a result, no single member of the board of managers has voting or dispositive authority over the shares. Robert D. Blank, one of our directors, and Timothy Burke, David G. Chandler, John Ettelson, Robert P. Healy, Dr. Arda Minocherhomjee and Timothy M. Murray are the members of the board of managers and each disclaims beneficial ownership of the shares held by the WBCP Partnerships except to the extent of his pecuniary interest therein.

EXECUTIVE OFFICERS

The following persons are executive officers of HouseValues as of April 19, 2006 and will serve in the capacities noted until their successors are duly appointed or until resignation or removal.

Name	Age	Position
Ian Morris	37	Chief Executive Officer and Director
Clayton W. Lewis	46	President and Chief Operating Officer
John Zdanowski	38	Chief Financial Officer
Thomas G. Romary	40	Chief Marketing Officer
Gregg I. Eskenazi	45	General Counsel and Secretary

For a biographical summary of Mr. Morris, see “Proposal 1—Election of Directors.”

Clayton W. Lewis has served as our Chief Operating Officer since late September 2004. Mr. Lewis was appointed our President in May 2005. Prior to joining HouseValues, Mr. Lewis served in a variety of positions at Onvia.com, a government business intelligence company, including as its President and Chief Operating Officer from December 2001 to September 2004, Vice President of Marketing from August 2000 to December 2001, Vice President of Business Affiliations from July 1999 to July 2000 and Director of Business Development from March 1999 to June 1999. Mr. Lewis holds a B.A. from the University of Washington.

John Zdanowski has served as our Chief Financial Officer since October 2003. In August 1999, Mr. Zdanowski co-founded Affinity Internet, Inc., a web hosting company. From August 1999 to September 2003, Mr. Zdanowski led operations, integration and mergers and acquisitions activities for Affinity Internet, serving as both Chief Operating Officer and Chief Financial Officer. From June 1998 to July 1999, Mr. Zdanowski served as the Director of Mergers and Acquisitions for Interliant, Inc., a managed messaging and hosting security and consulting services company. Mr. Zdanowski holds an M.B.A. from Harvard Business School, an M.S. from Syracuse University, and a B.S. from Clarkson University.

Thomas G. Romary has served as our Chief Market Officer since November 2005. From May 2003 to November 2005, Mr. Romary served as Vice President of Marketing at Alaska Airlines. From August 2001 to March 2003, Mr. Romary served as Vice President of Consumer Marketing for RealNetworks, Inc, a digital media company. From 1998 to October 2000, he served as Vice President of Marketing at Fogdog Sports, an Internet retailer. Mr. Romary holds a M.B.A. from Harvard Business School and a B.S. in mechanical engineering from Duke University.

Gregg I. Eskenazi has served as our General Counsel and Secretary since March 2004. From December 1993 to March 2004, Mr. Eskenazi served in Microsoft’s legal department managing legal issues relating to product development, sales, marketing and distribution. While at Microsoft, Mr. Eskenazi also spent a significant amount of time handling Internet-related legal and regulatory issues, most recently serving as Associate General Counsel for the Consumer Group. Mr. Eskenazi holds a J.D. from the University of California, Hastings College of Law and a B.A. from Reed College.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by us for services rendered to us in all capacities during the years ended December 31, 2005, 2004 and 2003 to our Chief Executive Officer and each of our other four most highly compensated executive officers in 2005 whose total salary and bonus for the latest fiscal year exceeded $100,000.

				Long-Term Compensation Awards
		Annual Compensation		Securities Underlying Options	All Other Compensation
	Year	Salary	Bonus
Ian Morris (1)	2005	$237,708	$175,000	150,000	$20,910
Chief Executive Officer	2004	210,000	190,000	100,000	24,645
	2003	196,250	60,000	435,000	—

Clayton W. Lewis (2)	2005	197,917	140,000	45,000
President and Chief Operating Officer	2004	42,500	40,000	200,000

John Zdanowski (3)	2005	172,917	100,000	25,000	—
Chief Financial Officer	2004	165,000	100,000	160,000	—
	2003	27,500	55,000	—	7,246

Ken Hansen (4)	2005	145,833	98,095	25,000	—
Vice President of Sales	2004	130,000	90,232	75,000	—
	2003	23,167	20,500	—	—

Gregg I. Eskenazi (5)	2005	173,750	100,000	30,000	—
General Counsel and Secretary	2004	118,750	100,000	120,000	—

(1)	All other compensation in 2005 consists of (i) medical/dental and life insurance premiums in the amount of $7,385, (ii) a car allowance in the amount of $8,452 and (iii) tax/financial planning services in the amount of $5,072. All other compensation in 2004 consists of (i) medical/dental insurance premiums in the amount of $8,019, (ii) a car allowance in the amount of $7,926 and (iii) tax/financial planning services in the amount of $8,700.
(2)	Mr. Lewis was hired as our Chief Operating Officer in September 2004. Bonus amount in 2004 consists of a signing bonus.
(3)	Mr. Zdanowski was hired as our Chief Financial Officer in October 2003. Bonus amount in 2003 includes a relocation bonus of $30,000. All other compensation in 2003 includes $7,246 for non-taxable moving expenses.
(4)	Mr. Hansen was hired as our Vice President of Sales in October 2003.
(5)	Mr. Eskenazi was hired as our General Counsel and Secretary in March 2004.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options we granted during the fiscal year ended December 31, 2005 to the executive officers named in the summary compensation table.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2005 (1)	Exercise Price Per Share	Market Price on Date of Grant	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
						5%	10%
Ian Morris	150,000	9.0%	$13.23	$13.23	8/30/2015	$1,248,041	$3,162,782
Clayton W. Lewis	45,000	2.7%	13.23	13.23	8/30/2015	374,412	948,835
John Zdanowski	25,000	1.5%	13.23	13.23	8/30/2015	208,007	527,130
Ken Hansen	25,000	1.5%	13.23	13.23	8/30/2015	208,007	527,130
Gregg I. Eskenazi	30,000	1.8%	13.23	13.23	8/30/2015	249,608	632,556

(1)	Based on a total of options to purchase 1,667,500 shares granted to employees during fiscal year 2005.
(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commission and are therefore not intended to forecast possible future appreciation, if any, of the common stock price. Assumes all options are exercised at the end of their respective ten-year terms. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions, as well as the option holders’ continued employment through the vesting period. The amounts reflected in this table may not be achieved.

Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Values

The following table sets forth information regarding exercised and unexercised stock options held by the executive officers named in the summary compensation table as of December 31, 2005.

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ian Morris	66,217	$701,561	623,283	435,500	$6,634,107	$3,161,358
Clayton W. Lewis	-0-	-0-	65,312	179,688	677,500	1,490,500
John Zdanowksi	30,000	329,850	21,562	103,438	216,800	867,200
Ken Hansen	12,000	130,320	25,500	62,500	276,420	406,500
Gregg I. Eskenazi	30,000	333,900	24,375	95,625	243,900	731,700

(1)	The value of each unexercised in-the-money option at fiscal year-end represents an amount equal to the closing price of our common stock as reported on the Nasdaq National Market on December 30, 2005 ($13.04), minus the per share option exercise price, multiplied by the number of shares underlying the option. An option is in the money if the fair market value of the underlying shares exceeds the exercise price of the option.

REPORT OF THE COMPENSATION COMMITTEE

ON ANNUAL COMPENSATION

The Compensation Committee of the Board of Directors annually establishes and reviews the compensation levels for the Company’s executive officers. The Committee reviews and approves all aspects of executive compensation, including base salary, bonus, stock option grants and other benefits provided to the Company’s executive officers. The Committee is comprised of Board members who are not employees of the Company and who are all independent directors, in accordance with applicable listing standards of the Nasdaq National Market.

Executive Compensation Policy

The Committee considers the following as its primary goals in determining executive officer compensation: (a) attracting, motivating and retaining key executives that are critical to the Company’s success, (b) aligning the interests of the Company’s executives with the interests of the shareholders, and (c) compensating executives based on Company performance relative to company goals and individual performance relative to individual goals set and updated throughout the course of the year.

Executive Compensation

Base Salary.    In evaluating and setting salaries and bonuses, the Committee relies upon periodic proprietary third party compensation surveys that provide data by industry, geographic location and company size, as well as knowledge of local pay practices accessible to the Committee. The Committee generally targets executive compensation at the median or lower end of the range based on this survey data. The Committee also reviews this survey data in light of the executive officer’s experience and performance history. The base salary for executive officers is reviewed annually, typically at the beginning of the calendar year. Adjustments in the base salary of executive officers may also be considered at other times during the year if warranted by changing responsibilities or other factors.

Bonuses.    The Company has an annual Management Bonus Program in which executive officers and managers of the Company are eligible to participate. The Compensation Committee administers the Program, and sets the parameters used to calculate bonuses under the Program.

Bonuses are calculated as a percentage of each executive’s base salary and are determined based on three factors: (i) the Company’s performance with respect to EBITDA and revenue targets, (ii) the bonus range available to that executive, based on his or her job classification, experience, performance history and other factors, and (iii) the executive’s performance as measured against his or her annual objectives. More detailed information regarding Bonus Plan payments to the named executive officers is presented above in the table captioned “Summary Compensation Table” under the heading “Bonus.”

The Compensation Committee, in its sole discretion, may (i) eliminate, increase or reduce the bonus payable to any participant above or below that which otherwise would be payable under the payout formula, and (ii) determine whether or not any bonus will be paid in the event of a participant’s termination of service prior to the end of the performance period. Payment of bonus amounts typically occurs in February or March of the succeeding calendar year and is paid in a single lump sum, subject to payroll taxes and tax withholding.

Stock Option Grants.    The Company provides its executive officers with stock options under both the 1999 Stock Incentive Plan and under the 2004 Equity Incentive Plan. The stock option plans are a tool used to provide incentives that will attract and retain key executives and employees, thereby maximizing shareholder value. In evaluating and setting equity compensation, the Committee relies upon periodic proprietary third party equity compensation surveys by industry, geographic location and company size, as well as knowledge of local equity compensation practices accessible to the Committee. We typically grant stock options to our executives upon commencement of employment and thereafter on an annual basis, taking into account their length of employment at the Company, the number of options currently held, and the Committee’s goal of providing long term incentives for those individuals to remain with the Company. The terms of granted options are described above in the table captioned “Option Grants in Last Fiscal Year.”

Chief Executive Officer Compensation

Compensation for Mr. Morris is determined by the Committee in the same manner as for other executive officers, as described above. The Committee believes that Mr. Morris’ base salary, targeted bonus and other benefits are set at an amount that is below that paid to CEOs of comparable size companies in similar industries or located within the local geographic region. Based on the Company’s performance in 2005, as well as current economic and job market conditions, the Committee increased Mr. Morris’ base salary from $245,000 in 2005 to $315,000 in 2006. In addition, in 2005, the Committee approved a bonus in the amount of $175,000 and awarded Mr. Morris an option to purchase 150,000 shares of common stock at the fair market value on the date of grant. These grants are described in the table captioned “Option Grants in Last Fiscal Year.” The foregoing actions were taken in recognition of a year in which the Company performed well against its EBITDA and revenue targets, and where Mr. Morris had a dramatic impact on the success and growth of the Company and performed well with respect to his personal achievement goals that had been set by the Committee. Mr. Morris’ employment agreement also provides him with a company car and with reimbursement for family medical and life insurance and certain annual tax and financial planning expenses.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. The Compensation Committee does not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive. Stock options granted to our executive officers are designed to qualify for the performance-based exemption.

Compensation Committee

Nicolas J. Hanauer

Frank M. (“Pete”) Higgins, Chair

Richard A. Mendenhall

STOCK PRICE PERFORMANCE GRAPH

The following graph shows the total shareholder return of an investment of $100 in cash on December 10, 2004 (the date on which our common stock was first traded on the Nasdaq National Market) for (i) our common stock, (ii) the Nasdaq Stock Market (U.S.) Index, and (iii) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends.

COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN*

AMONG HOUSEVALUES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE RUSSELL 2000 INDEX

	Cumulative Total Return
	12/10/04	12/31/04	12/31/05
HOUSEVALUES, INC.	100.00	$95.43	$82.85
NASDAQ STOCK MARKET (U.S.)	100.00	103.70	106.09
RUSSELL 2000	100.00	102.96	107.65

The HouseValues Board of Directors and its Compensation Committee recognize that many factors influence the market price of stock, one of which is company performance. The returns shown on the graph do not necessarily predict future performance.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

Ian Morris Employment Agreement.    On May 13, 2004, we entered into an employment agreement with our Chief Executive Officer, Ian Morris. Under the terms of the agreement, Mr. Morris is entitled to an annual base salary which is currently $315,000, with the ability to earn a bonus pursuant to our management bonus program, as determined by our board of directors. The agreement provides that Mr. Morris is an at-will employee. If Mr. Morris’s employment is terminated without “cause,” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to twelve months’ annual base salary payable in 24 semi-monthly installments, (ii) any unpaid base salary that has accrued for services already performed as of the date of termination, (iii) a severance bonus equal to 100% of the most recent annual bonus paid to him, and (iv) continuation of COBRA coverage until termination or expiration in accordance with the terms of our basic health insurance program. In addition, if Mr. Morris resigns for “good reason,” all unvested outstanding options to purchase shares of our common stock granted on or prior to the date of the agreement shall become 100% vested and exercisable on the date of termination. In the event that we terminate his employment without “cause,” all unvested options that would have been exercisable on the fourth quarterly vesting date following his termination shall be deemed vested and exercisable as of the date of termination.

Clayton W. Lewis Employment Agreement.    On August 23, 2004, we entered into an employment agreement with our Chief Operating Officer, Clayton Lewis, who we have since named President and Chief Operating Officer. Under the terms of the employment agreement, we agreed to pay Mr. Lewis an annual base salary which is currently $250,000 per year. Mr. Lewis is also eligible to participate in our management bonus program. The agreement provides that Mr. Lewis is an at-will employee. If Mr. Lewis’ employment is terminated without “cause” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to twelve months’ annual base salary, (ii) a severance bonus equal to 50% of the most recent annual bonus paid to him, and (iii) twelve months’ COBRA coverage, provided that he sign a separation agreement releasing any claims against HouseValues. In addition, in the event that Mr. Lewis terminates his employment for “good reason” or we terminate his employment for other than “cause,” the unvested portion of all options that would have been exercisable as of the fourth quarterly vesting date following termination will automatically become vested and exercisable immediately prior to termination.

John Zdanowski Employment Agreement.    On May 20, 2004, we entered into an amended and restated employment agreement with our Chief Financial Officer, John Zdanowski. Under the terms of the employment agreement, we agreed to pay Mr. Zdanowski an annual base salary which is currently $220,000, with the ability to earn a bonus pursuant to our management bonus program, as well as a one-time relocation bonus in the amount of $30,000. The agreement provides that Mr. Zdanowski is an at-will employee. If Mr. Zdanowski’s employment is terminated without “cause,” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary, (ii) a severance bonus equal to 50% of the most recent annual bonus paid to him, and (iii) six months’ COBRA coverage, provided that he sign a separation agreement releasing any claims against HouseValues. In addition, in the event that Mr. Zdanowski terminates his employment for “good reason” or we terminate his employment for other than “cause,” the unvested portion of all options that would have been exercisable as of the fourth quarterly vesting date following termination will automatically become vested and exercisable immediately prior to termination.

Thomas G. Romary Employment Agreement.    On October 14, 2005, we entered into an employment agreement with our Chief Marketing Officer, Thomas Romary. Under the terms of the employment agreement, we agreed to pay Mr. Romary an annual base salary which is currently $235,000 and a one-time signing bonus of $100,000. Mr. Romary is also eligible to participate in our management bonus program. The agreement provides that Mr. Romary is an at-will employee. If Mr. Romary’s employment is terminated without “cause” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary, and (ii) six months’ COBRA coverage, provided that he sign a separation agreement releasing any claims against HouseValues.

Gregg I. Eskenazi Employment Agreement.    On May 20, 2004, we entered into an amended and restated employment agreement with our General Counsel, Gregg Eskenazi. Under the terms of the employment agreement, we agreed to pay Mr. Eskenazi an annual base salary which is currently $200,000 per year. Mr. Eskenazi is also eligible to participate in our management bonus program. The agreement provides that Mr. Eskenazi is an at-will employee. If Mr. Eskenazi’s employment is terminated without “cause,” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary, (ii) a severance bonus equal to 50% of the most recent annual bonus paid to him, and (iii) six months’ COBRA coverage, provided that he sign a separation agreement releasing any claims against HouseValues. In addition, in the event that Mr. Eskenazi terminates his employment for “good reason” or we terminate his employment for other than “cause,” the unvested portion of all options that would have been exercisable as of the fourth quarterly vesting date following termination will automatically become vested and exercisable immediately prior to termination.

Change in Control Arrangements.    We have entered into stock option letter agreements with certain of our current executive officers, including our chief executive officer. Pursuant to these agreements, in the event of certain corporate transactions, such as a merger or sale of assets, 50% of the unvested portion of the options subject to these agreements will automatically become vested and exercisable, and the remaining portion of these options will vest in equal quarterly increments over the shorter of (i) two years immediately following such corporate transaction or (ii) the amount of time remaining under the option’s original vesting schedule.

Change in Control Provisions under the 1999 Stock Incentive Plan.    Unless otherwise provided in the instrument evidencing a stock option, in the event of certain corporate transactions, such as a merger or sale of assets, each outstanding stock option will be assumed or substituted by the successor corporation. In the event the successor corporation refuses to assume or substitute for outstanding stock options, such stock options will become fully vested and exercisable. If awards are assumed, continued or substituted in the corporate transaction and do not otherwise accelerate, an optionee (i) will be credited with additional vesting on a monthly basis for each full month of employment or service rendered between the date such award was granted and the corporate transaction and (ii) will be credited with an additional six months of continuous employment or service with us or one of our affiliates for purposes of the award’s vesting schedule in the event the optionee’s employment or service relationship terminates within two years following the corporate transaction, unless the optionee is terminated by the successor corporation for cause or the optionee terminates his or her services voluntarily without good reason. Unless otherwise provided in the instrument evidencing a stock award, in the event of a corporate transaction, the vesting of shares subject to a stock award will accelerate and the forfeiture provisions for such award will lapse, if and to the same extent that the vesting of outstanding stock options accelerates. If unvested stock options are to be assumed, continued or substituted by the successor corporation without acceleration, the forfeiture provisions to which stock awards are subject will continue with respect to shares of the successor corporation that may be issued in exchange for such shares.

Change in Control Provisions under the 2004 Equity Incentive Plan.    Unless the Compensation Committee provides otherwise, in the event of certain corporate transactions, such as a merger or sale of assets, each outstanding stock option, stock appreciation right and restricted stock or stock unit award generally will automatically accelerate and become fully vested and, to the extent applicable, exercisable immediately before the corporate transaction, unless the award is assumed, continued or replaced with a comparable award by the successor entity or the parent of the successor entity. Any stock option, stock appreciation right and restricted stock or stock unit award that is assumed, continued or replaced with a comparable award in the corporate transaction will retain its original vesting schedule. Unless otherwise provided by the Compensation Committee, in the event of a corporate transaction, all performance shares or performance units earned and outstanding will be payable in full at the target level in accordance with the payout schedule provided in the award agreement, and any remaining performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the corporate transaction and will be payable in full at the target level in accordance with the payout schedule provided in the award agreement. Notwithstanding the above, we may instead provide that awards will be terminated and exchanged for cash in connection with a corporate transaction, either to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Compensation Committee in its sole discretion.

NED Program.    As discussed above under the heading “Director Compensation” the options granted to non-employee directors under the NED Program will automatically become fully vested and exercisable in the event of certain corporate transactions, such as a merger or sale of assets.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with respect to the equity securities of the Companies with the Securities and Exchange Commission. Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2005, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons, with the exception of Nikesh Parekh who untimely filed a Form 4 in relation with an option exercise on February 3, 2005. Nikesh Parekh filed a Form 4 relating to the option exercise on February 24, 2005.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is composed of three directors who are “independent” directors as defined under the rules of The National Association of Securities Dealers and the Securities and Exchange Commission. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Responsibilities.    The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The responsibilities of the Audit Committee include, among others, appointing an independent registered public accounting firm as the Company’s independent auditors and considering, in consultation with the independent auditors, the audit scope and plan. The Audit Committee Charter describes in greater detail the responsibilities of the Audit Committee. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon.

Review with Management and Independent Auditors.    In this context, the Audit Committee has met and held discussions with management and the independent auditors. The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2005 and the independent auditors’ report thereon. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent auditors the auditors’ independence.

Summary.    Based on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

In connection with its review of the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2005, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent auditors.

This report is submitted over the names of the members of the Audit Committee.

Jon W. Gacek, Chair

Nicolas J. Hanauer

Frank M. (“Pete”) Higgins

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The aggregate fees billed by KPMG LLP, the Company’s independent registered public accounting firm, in fiscal years 2005 and 2004 were as follows:

	2005	2004
Audit-fees (1)	$491,000	$661,663
Audit-related fees	38,000	—
Tax fees (2)	95,500	44,537

Total	$624,500	$706,200

(1)	For professional services rendered for the audit of the Company’s annual financial statements, audits and reviews of financial statements included in the Company’s Forms 10-K and S-1 and amendments thereto, and consents and reviews of documents filed with the Securities and Exchange Commission. The 2004 fees include an aggregate of $566,482 for services rendered in connection with our initial public offering.
(2)	Consists of state tax planning and consulting.

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent auditor. The policy is designed to ensure that the provision of these services does not impair the auditor’s independence. Under the policy, unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent auditor to management.

For 2004 and 2005, all audit and non-audit services were pre-approved.

2006 INDEPENDENT AUDITORS

KPMG LLP, an independent registered public accounting firm, has been selected by the Audit Committee to audit HouseValues’ financial statements for the fiscal year ending December 31, 2006. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in HouseValues’ proxy statement and form of proxy for a particular annual meeting. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2007 Annual Meeting of Shareholders must submit the proposal at our principal executive offices no later than December 20, 2006.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2007 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Bylaws. Notice of nominations or other business proposed to be considered by shareholders at the Annual Meeting, complying with Sections 2.6.1 and 3.3.1 of the Bylaws, as applicable, must be delivered to the Corporate Secretary no earlier than March 3, 2007 and no later than April 2, 2007. Notices should be sent to: Corporate Secretary, 11332 NE 122nd Way, Kirkland, WA 98034. For additional information regarding director nomination procedures, see “Director Nominations and Qualifications” above.

For proposals that are timely filed, HouseValues retains discretion to vote proxies it receives provided that (1) HouseValues includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the HouseValues 2005 Annual Report to Shareholders, which includes the HouseValues Annual Report on Form 10-K for the fiscal year ended December 31, 2005, accompanies this Proxy Statement. Additional copies may be obtained from Investor Relations at 11332 NE 122nd Way, Kirkland, WA 98034.

By Order of the Board of Directors,

Gregg I. Eskenazi
General Counsel and Secretary

April 19, 2006

PROXY

P

R

O

X

Y

HOUSEVALUES, INC.

ANNUAL MEETING OF SHAREHOLDERS, MAY 31, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HOUSEVALUES, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held May 31, 2006 and the Proxy Statement related thereto, and appoints Ian Morris and John Zdanowski, and each of them (with full power to act alone), the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of HouseValues, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 31, 2006 at 10:00 a.m., or at any adjournments, continuations or postponements thereof, with the same force and effect as if the undersigned were personally present and voting. The proxies are authorized to vote upon the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Shareholders.

The Board of Directors unanimously recommends a vote FOR the matters described on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, the shares represented by this Proxy will be voted FOR Proposal 1, and in accordance with the discretion of other persons named as proxies herein on any other matters that may properly come before the Annual Meeting of Shareholders.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card.

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Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

HOUSEVALUES, INC.

1. Proposal to elect two Class 2 directors.

NOMINEES:

01) Robert D. Blank

02) Nicolas J. Hanauer

FOR ALL

WITHHOLD ALL

FOR ALL EXCEPT

To withhold authority to vote for any nominee, mark “For All Except” and write the nominee’s name on the line below.

In giving this Proxy, I understand that I may personally vote my shares if I attend the Annual Meeting, notwithstanding that I have previously executed and returned the Proxy to the Company.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Mark box at right if you plan to attend the Annual Meeting.

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Signature

Signature

Date

Please execute this Proxy whether or not you plan to attend in person, and return the Proxy promptly so that your stock will be represented in all events and so that we may have a quorum. Please sign your name exactly as it appears hereon. If acting as attorney, executor, guardian, or trustee, please give title as such. Joint owners should each sign. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.

Detach here from proxy voting card.

HOUSEVALUES, INC.

11332 NE 122nd WAY

KIRKLAND, WA 98034

VOTE BY MAIL

Mark, sign and date your proxy card and return it to Mellon Investor Services, LLC in the enclosed return envelope.